Exhibit 99.1

Midwest Air Group, Inc.

6744 South Howell Avenue

Oak Creek, Wisconsin 53154-1402

414-570-4000

www.midwestairlines.com

Traded: AMEX (MEH)

Media Inquiries: Carol Skornicka, 414-570-3980 (o), 414-303-6516 (c) or Carol.Skornicka@midwestairlines.com

Analyst/Investor Inquiries: Dennis O’Reilly, 414-570-3954 (o) or Dennis.O’Reilly@midwestairlines.com

FOR IMMEDIATE RELEASE

February 21, 2006

MIDWEST AIR GROUP UPDATES SHAREHOLDER RIGHTS PLAN

Milwaukee, Wisconsin, February 21, 2006 – Midwest Air Group, Inc. (AMEX: MEH) today announced that its Board of Directors has adopted an updated shareholder rights plan intended to protect the rights and interests of the company’s shareholders. The updated plan replaces a rights plan with essentially the same terms that was originally adopted in 1996 and expired February 13, 2006. The new plan expires February 15, 2016, unless the rights are redeemed earlier.

“The rights plan is designed to protect shareholder value over the long term and provide fair treatment of our shareholders in the event of a takeover attempt,” said Timothy E. Hoeksema, chairman and chief executive officer. He pointed out that the plan is similar to plans adopted by other public companies and is not a response to any specific attempt to acquire the company.

Additional details concerning the shareholder rights plan are contained in a Form 8-K to be filed with the Securities and Exchange Commission.

Midwest Airlines features jet service throughout the United States, including Milwaukee’s most daily nonstop flights and best schedule to major destinations. Skyway Airlines, Inc. – its wholly owned subsidiary – operates as Midwest Connect, which offers connections to Midwest Airlines as well as point-to-point service between select markets on regional jet and turboprop aircraft. Together, the airlines offer service to 47 cities, including San Diego – the airline’s newest destination. More information is available at midwestairlines.com.

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This document contains forward-looking statements that may state the company’s or management’s intentions, hopes, beliefs, expectations or predictions for the future. Words such as “expect,” “anticipate,” “believe,” “estimate,” “goal,” “objective” or similar words are intended to identify forward-looking statements. It is important to note that the company’s actual results could differ materially from projected results due to the risk factors described in the “Risk Factors” section of Part 1 of the company’s “Annual Report on Form 10-K” for the year ended December 31, 2004 and the company’s most recent Form 10-Q.